AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 30, 2008
File No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

BOSTON SCIENTIFIC CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	04-2695240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Boston Scientific Place Natick, Massachusetts 01760-1537
(Address of Principal Executive Offices)

2003 Long-Term Incentive Plan, as Amended and Restated
(Full title of the plan)

LAWRENCE J. KNOPF Senior Vice-President, Assistant Secretary and Deputy General Counsel Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760-1537
(Name and address of agent for service)

(508) 650-8000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par value	70,000,000 shares	$13.23	$926,100,000	$36,396

(1)  This registration statement on Form S-8 (the “Registration Statement”) relates to shares of common stock, par value $.01 per share, of Boston Scientific Corporation (the “Common Stock”) to be issued under the Boston Scientific Corporation 2003 Long-Term Incentive Plan, as Amended and Restated (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Boston Scientific Corporation’s (the “Registrant”) outstanding shares of Common Stock.

(2)  This estimate is made pursuant to Rule 457(h) and Rule 457(c) solely for the purpose of determining the registration fee. It is not known how many shares will be issued under the Boston Scientific Corporation 2003 Long-Term Incentive Plan. The above calculation is based on the offering of 70,000,000 shares of Common Stock at a purchase price of $13.23 per share, which is the average of the high and low prices of the Registrant’s Common Stock as reported in the New York Stock Exchange Composite on May 29, 2008.

REGISTRATION OF ADDITIONAL SECURITIES
INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT

This Registration Statement is being filed solely for the purpose of registering 70,000,000 additional shares of Common Stock of Boston Scientific Corporation issuable pursuant to the Registrant’s 2003 Long-Term Incentive Plan, as Amended and Restated, originally adopted in 2003.  Issuance of the additional shares was approved by the Registrant’s Board of Directors on February 26, 2008 and by the Registrant’s stockholders on May 6, 2008.  Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the prior registration statement of Form S-8 filed December 10, 2003 (File Number 333-111047).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3:   Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

1.         The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007;

2.         The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008;

3.         The Registrant’s Current Reports on Form 8-K filed on February 29, 2008, May 8, 2008, May 20, 2008 and May 28, 2008;

4.         The Registrant’s Proxy Statement filed on March 19, 2008; and

5.         The description of the Common Stock as set forth in the Registrant’s Registration Statements pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purposes of updating any such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5:   Interests of Named Experts and Counsel

     Legal matters in connection with the issuance of Common Stock offered hereby have been reviewed on behalf of the Registrant by Lawrence J. Knopf, Senior Vice President, Assistant Secretary and Deputy General Counsel of the Registrant. Mr. Knopf holds shares, deferred stock units and options to purchase shares of the Registrant’s Common Stock and is compensated by the Registrant as an officer of the Registrant.

Item 8:   Exhibits

The following exhibits are filed as part of this Registration Statement:

*4.1	Boston Scientific Corporation 2003 Long-Term Incentive Plan, as Amended and Restated.

*5.1	Opinion and Consent of Deputy General Counsel as to the legality of the securities being registered.

*23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deputy General Counsel (contained in his opinion filed as Exhibit 5.1).

24	Power of Attorney (contained on the signature page of this Registration Statement).

 *   Filed herewith

Item 9:   Undertakings

The Registrant hereby undertakes:

(a)	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Natick, The Commonwealth of Massachusetts on the 30th day of May, 2008.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Sam R. Leno
Sam R. Leno
Executive Vice President - Finance and Information Systems, and Chief Financial Officer

We, the undersigned officers and directors of Boston Scientific Corporation, hereby severally constitute and appoint Timothy A. Pratt, Lawrence J. Knopf and Kristin A. Caplice, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to this Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Boston Scientific Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures, as they may be signed by our said attorneys or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ James R. Tobin	Director, President and Chief Executive	May 30, 2008
James R. Tobin	Officer (Principal Executive Officer)

/s/ Sam R. Leno	Executive Vice President – Finance and	May 30, 2008
Sam R. Leno	Information Systems, and Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ John E. Abele	Director, Founder	May 30, 2008
John E. Abele

/s/ Ursula M. Burns	Director	May 30, 2008
Ursula M. Burns

/s/ Nancy-Ann DeParle	Director	May 30, 2008
Nancy-Ann DeParle

/s/ J. Raymond Elliott	Director	May 30, 2008
J. Raymond Elliott

/s/ Joel L. Fleishman	Director	May 30, 2008
Joel L. Fleishman

/s/ Marye Anne Fox	Director	May 30, 2008
Marye Anne Fox

/s/ Ray J. Groves	Director	May 30, 2008
Ray J. Groves

/s/ Kristina M. Johnson	Director	May 30, 2008
Kristina M. Johnson

/s/ Ernest Mario	Director	May 30, 2008
Ernest Mario

/s/ N.J. Nicholas, Jr.	Director	May 30, 2008
N.J. Nicholas, Jr.

/s/ Pete M. Nicholas	Director, Founder and Chairman of the Board	May 30, 2008
Pete M. Nicholas

/s/ John E. Pepper	Director	May 30, 2008
John E. Pepper

	Director	May 30, 2008
Uwe E. Reinhardt

/s/ Warren B. Rudman	Director	May 30, 2008
Warren B. Rudman

EXHIBIT INDEX

*4.1	Boston Scientific Corporation 2003 Long-Term Incentive Plan, as Amended and Restated.

*5.1	Opinion and Consent of Deputy General Counsel as to the legality of the securities being registered.

*23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deputy General Counsel (contained in his opinion filed as Exhibit 5.1).

24	Power of Attorney (contained in the signature page of this Registration Statement).

*  Filed herewith